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                                                                    EXHIBIT 4(c)


                               THE TIMKEN COMPANY
                       INTERNATIONAL STOCK OWNERSHIP PLAN

                                    RECITALS

         WHEREAS, The Timken Company, an Ohio corporation (the "Company"), and certain related international entities (the "International Employers") desire to provide a long-term opportunity for designated Associates (as hereinafter defined) of the International Employers to own shares of the Company's Common Stock without par value (the "Common Stock");

         WHEREAS, this International Stock Ownership Plan (this "Plan") shall be maintained outside the United States;

         WHEREAS, the Company intends to establish a trust (the "Trust") outside the United States under a trust instrument (such instrument and any successor trust instrument, the "Trust Agreement") with Hill Samuel (CI) Trust Company Limited, a non-United States trustee (such trustee and any such successor trustee, the "Trustee"), to acquire and hold shares of Common Stock for the benefit of the Associates who participate as Participants (as hereinafter defined) under this Plan;

         WHEREAS, the Company and the International Employers desire to provide Participants the opportunity to make Participant Contributions (as hereinafter defined) to accounts under this Plan and the Trust toward the acquisition of shares of Common Stock for the benefit of Participants; and

         WHEREAS, the International Employers desire to make Matching Contributions (as hereinafter defined), and may make Additional Employer Contributions (as hereinafter defined), to accounts under this Plan and the Trust toward the acquisition of shares of Common Stock for the benefit of Participants in years when established performance objectives have been met.

         NOW, THEREFORE, the Company hereby adopts and publishes this Plan, which contains the following terms and conditions:


                                    ARTICLE I
                                     PREFACE
                                     -------

         SECTION 1.1. EFFECTIVE DATE. The effective date of this Plan is January 1, 1998, subject to such later effective date as may be specified in a Participation Agreement with respect to the Associates covered by such Participation Agreement.

         SECTION 1.2. PURPOSE OF THE PLAN. The purpose of this Plan is to provide designated Associates of the International Employers a savings and investment opportunity


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                                                                               2

aimed at stimulating Associates' savings capacity by providing a method for Associates to become long-term owners of Common Stock.

         SECTION 1.3. GOVERNING LAW. This Plan shall be governed exclusively by and interpreted exclusively in accordance with the internal substantive laws of the State of Ohio, USA, without giving effect to its principles of conflict of laws.

         SECTION 1.4. GENDER AND NUMBER. For purposes of interpreting the provisions of this Plan, the masculine gender shall be deemed to include the feminine, the feminine gender shall be deemed to include the masculine, and the singular shall be deemed to include the plural unless otherwise clearly required by the context.

         SECTION 1.5. TIME. All references to time in this Plan shall be construed in accordance with the Gregorian calendar.

         SECTION 1.6. LANGUAGE. This Plan is written in the English language. In the event of any inconsistency between the English language version and any other version of this Plan, the English language version shall control.

         SECTION 1.7. SEVERABILITY. If any provision of this Plan or the application thereof in any jurisdiction(s) or to any circumstances(s) or person(s) is held to be invalid by a court of competent jurisdiction, the remainder of the Plan and the application of such provision to other circumstances or persons shall not be affected thereby.

         SECTION 1.8. CURRENCY. Participants' Accounts under this Plan shall, except as otherwise provided in Sections 6.2 and 6.3, be denominated in Dollars. All purchases of Common Stock in accordance with this Plan shall be made in Dollars. Currency exchange to Dollars from the currency in which a Participants' Base Compensation is paid, and from Dollars to the currency in which distributions to a Participant or Beneficiary are made pursuant to Section 5.2, shall be governed by Section 6.3.

         SECTION 1.9. CONTINUATION OF PLAN AT COMPANY'S DISCRETION. This Plan may be amended, modified, revoked or terminated by the Company at any time, in its sole discretion, for any reason or no reason. No Participant will have a right or otherwise be entitled to continued participation in this Plan and no Associate or Beneficiary will have any right(s) or entitlement to continuation of this Plan or the benefits, or benefits similar to the benefits, offered hereunder. The Company may, in its sole discretion, offer participation in this Plan to one or more or all Associates in one Plan Year or other measure of time and decline to offer participation in this Plan to one or more or all Associates in another Plan Year or other measure of time.

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                                                                               3
                                   ARTICLE II
                                   DEFINITIONS
                                   -----------

         SECTION 2.1. DEFINITIONS. The following words and phrases when used in this Plan with initial capital letters shall have the following respective meanings, unless otherwise clearly required by the context.

         SECTION 2.1(A). "ACCOUNT" shall mean the record maintained in accordance with Section 4.3 for each Participant's Plan Benefit.

         SECTION 2.1(B). "ACT" shall mean the United States Securities Act of 1933, as amended from time to time.

         SECTION 2.1(C). "ADDITIONAL EMPLOYER CONTRIBUTIONS" shall mean the amounts credited to a Participant's Account pursuant to Section 4.3(c).

         SECTION 2.1(D). "ADDITIONAL PARTICIPANT CONTRIBUTIONS" shall mean the amounts credited to a Participant's Account pursuant to Section 4.1(b).

         SECTION 2.1(E). "ASSOCIATE" shall mean an employee of an International Employer.

         SECTION 2.1(F). "BASE COMPENSATION" shall mean a Participant's regular compensation (before withholdings and deductions for taxes or other purposes) paid in cash or by check to the Participant by the International Employer that has designated the Participant under this Plan.

         SECTION 2.1(G). "BASIC PARTICIPANT CONTRIBUTIONS" shall mean the amounts credited to a Participant's Account pursuant to Section 4.1(a).

         SECTION 2.1(H). "BENEFICIARY" shall mean such natural person or natural persons, not resident in the United States, as may be designated by the Participant as his Beneficiary under this Plan. Such a designation may be made, and may be revoked or changed (without the consent of any previously designated Beneficiary), only by an instrument (in form acceptable to the Plan Administrator) signed by the Participant and filed with the Plan Administrator prior to the Participant's death. In the absence of such a designation and at any other time when there is no existing Beneficiary designated by the Participant to whom payment is to be made pursuant to his designation, his Beneficiary shall be (subject to applicable law) his surviving spouse or, if none, his estate. A person designated by a Participant as his Beneficiary who or which ceases to exist shall not be entitled to any part of any payment thereafter to be made to the Participant's Beneficiary unless the Participant's designation specifically provides to the contrary. If two or more persons designated as a Participant's Beneficiary are in existence, the amount of any payment to the Beneficiary under this Plan shall be divided equally among such persons unless the Participant's designation specifically provides to the contrary. All Beneficiary designations shall be subject to applicable law. In the event of a conflict between a Beneficiary designation and applicable law, amounts will be paid as required by applicable law.


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         SECTION 2.1(I). "CASH ACCOUNT" shall mean the account specified in
Section 6.2.

         SECTION 2.1(J). "CASH BENEFIT" shall mean the benefit determined under
Section 4.5.

         SECTION 2.1(K). "CAUSE" shall mean any of the following:

         (1)    unsatisfactory job performance on the part of a Participant;

         (2) an act of fraud, embezzlement, dishonesty or theft in connection with a Participant's duties or in the course of his employment with the Controlled Group;

         (3)    intentional wrongful damage to property of the Controlled Group;

         (4) intentional wrongful disclosure of secret processes or confidential information of the Controlled Group;

         (5) intentional wrongful engagement by a Participant in a competitive activity (as determined by the Committee); or

         (6) any other conduct on the part of the Participant that would be incompatible with continuation of the Participant's employment.

         SECTION 2.1(L). "CLASS" shall mean the portion of a Participant's Account, including credits thereto and charges thereon under Section 4.3, attributable to the Matching Contributions and Additional Employer Contributions made to such Account for a Class Year.

         SECTION 2.1(M). "CLASS YEAR" shall mean any Plan Year during which this Plan is in effect.

         SECTION 2.1(N). "COMMITTEE" shall mean the international committee described in Section 8.5(a) of this Plan.

         SECTION 2.1(O). "COMMON STOCK" shall mean the Common Stock without par value of the Company.

         SECTION 2.1(P). "COMPANY" shall have the meaning stated in the recitals to this Plan.

         SECTION 2.1(Q). "COMPANY STOCK FUND" shall mean the fund designated under this Plan as the fund in which Participant Contributions, Matching Contributions and Additional Employer Contributions are invested and shall consist of Common Stock.

         SECTION 2.1(R). "CONTROLLED GROUP" shall mean the Company and each Subsidiary together as a group.


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         SECTION 2.1(S). "DISABILITY" shall mean a total and permanent disability as a result of a condition of bodily injury or disease such that a Participant is wholly unable to engage in any occupation or employment for wage or profit and that is expected to be permanent and continuous during the remainder of his life, as determined by the Committee, in its sole discretion. In determining whether or not a Participant has a Disability, the Committee may require the Participant to furnish such medical evidence or other relevant data as the Committee deems necessary or desirable. A Participant who fails to furnish such evidence or data when requested shall be conclusively presumed not to have a Disability.

         SECTION 2.1(T). "DOLLARS" shall mean lawful money of the United States of America.

         SECTION 2.1(U). "EXCHANGE RATE" shall mean, with respect to the conversion into Dollars of amounts denominated in a currency other than Dollars and the conversion into a currency other than Dollars of amounts denominated in Dollars, an exchange rate determined by the Committee, in its sole discretion, to be a fair market exchange rate at the time of conversion. The Committee may specify, in its sole discretion, one or more publicly available currency exchange quotations in determining the Exchange Rate.

         SECTION 2.1(V). "INTERNATIONAL EMPLOYER(S)" shall mean any member of the Controlled Group that employs Associates whose principal place of employment is outside of the United States and that adopts this Plan pursuant to Section 8.4.

         SECTION 2.1(W). "MATCHING CONTRIBUTIONS" shall mean the amounts credited to a Participant's Account pursuant to Section 4.3(b).

         SECTION 2.1(X). "MAXIMUM BASIC PARTICIPANT CONTRIBUTION" shall mean, with respect to a Participant, the Maximum Basic Participant Contribution specified in the Participation Agreement that covers such Participant.

         SECTION 2.1(Y). "MINIMUM PARTICIPANT CONTRIBUTION" shall mean, with respect to a Participant, the Minimum Participant Contribution specified in the Participation Agreement that covers such Participant.

         SECTION 2.1(Z). "PARTICIPANT" shall mean each Associate eligible under
Article III who is designated by an International Employer (with the consent of the Company) as a Participant in this Plan and who, as a result of participation in this Plan, is entitled to a Plan Benefit under this Plan. A Participant whose active participation in the Plan terminates pursuant to Section 4.2(c) shall remain as an inactive Participant in the Plan until all Plan Benefits (other than any Plan Benefits forfeited under Section 5.1(a)(1)) have been paid to him or his Beneficiary.

         SECTION 2.1(AA). "PARTICIPANT CONTRIBUTIONS" shall mean a Participant's Basic Participant Contributions and Additional Participant Contributions.


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         SECTION 2.1(BB). "PARTICIPATION AGREEMENT" shall mean an Agreement referred to in Section 8.4 by which an International Employer, among other things, evidences its adoption of this Plan.

         SECTION 2.1(CC). "PLAN" shall mean The Timken Company International Stock Ownership Plan, as described herein and as it may be amended from time to time, and shall include, with respect to an Associate, Participant or International Employer, the Participation Agreement covering such Associate or Participant or to which such International Employer is a party.

         SECTION 2.1(DD). "PLAN ADMINISTRATOR" shall mean the Plan Administrator appointed by the Committee in accordance with Section 8.5(c) of this Plan, except as otherwise designated in a Participation Agreement with respect to Associates covered by such Participation Agreement.

         SECTION 2.1(EE). "PLAN BENEFIT" shall mean the benefit determined under
Article IV, excluding the Cash Benefit.

         SECTION 2.1(FF). "PLAN INTEREST" shall mean the participation interest of a Participant in this Plan.

         SECTION 2.1(GG). "PLAN YEAR" shall mean the year commencing on the first day of March of a given calendar year and ending on the final day of February of the next succeeding calendar year, subject to such other term as may be specified in a Participation Agreement with respect to the Associates covered by such Participation Agreement.

         SECTION 2.1(HH). "SUBSIDIARY" shall mean each corporation, company or other entity

         (1) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or

         (2) that does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

         SECTION 2.1(II). "TENDER OFFER" shall have the meaning stated in
Section 8.1(b).

         SECTION 2.1(JJ). "TRUST" shall have the meaning stated in the recitals to this Plan.

         SECTION 2.1(KK). "TRUST AGREEMENT" shall have the meaning stated in the recitals to this Plan.


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         SECTION 2.1(LL).  "TRUSTEE" shall have the meaning stated in the recitals to this Plan.

         SECTION 2.1(MM). "VALUATION DATE" shall mean the last day of each calendar quarter, plus such additional date(s), if any, selected by the Committee.

         SECTION 2.1(NN). "VESTED."

         (1) A Participant shall always be 100% Vested in the portion of his Account attributable to his Participant Contributions, subject to the provisions of Sections 4.3(d) and 4.3(e).

         (2) A Participant shall become Vested in a Class if he remains continuously employed by the Controlled Group until the first day of the fifth Plan Year following the end of the Class Year to which the Class corresponds.

         (3) In addition, a Participant shall become Vested in a Class upon the occurrence of any of the following events, irrespective of the Class Year to which the Class corresponds:

                  (A) the Participant's death while employed by a member of the Controlled Group; or

                  (B) the Participant's retirement from the Controlled Group with the consent of a Controlled Group member; or

                  (C) a termination of the Participant's employment with the Controlled Group that is the result of:

                           (i)      the Participant's Disability; or

                           (ii) a mutual agreement between the Participant and a Controlled Group member that specifically contemplates that the Participant will become Vested upon such termination of employment; or

                           (iii)    a dismissal of the Participant without
                                    Cause; or

                  (D) the Participant's transfer of employment to another member of the Controlled Group by mutual agreement or the assignment of the Participant to work in the United States, but only if the Committee determines, in its sole discretion, that the Participant should become 100% Vested in the Class as a result of such transfer or assignment(E.G., if the Committee determines that continued participation in this Plan is not viable or appropriate).


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                                                                               8
                                   ARTICLE III
                                   ELIGIBILITY

         SECTION 3.1. ASSOCIATES OF INTERNATIONAL EMPLOYERS. Any Associate of an International Employer may participate in the Plan if each of the following conditions is satisfied:

         (a) his principal place of employment is located outside of the United States and he is not a resident of the United States;

         (b) he has been employed by the International Employer or another member of the Controlled Group for six months or more immediately preceding the date on which eligibility is determined;

         (c) he is not eligible to participate in another plan or arrangement that (1) is sponsored by another member of the Controlled Group and (2) offers benefits similar to the benefits offered under this Plan, as determined in each case by the Committee in its sole discretion; and

         (d) he is at least eighteen years of age on the date on which eligibility is determined.

An Associate who satisfies the conditions set forth in this Section may participate regardless of whether the Associate is a full-time Associate, a part-time Associate or an apprentice.


                                   ARTICLE IV
                                  PLAN BENEFIT
                                  ------------

         SECTION 4.1. AMOUNT OF PARTICIPANT CONTRIBUTIONS. Each Participant may,
(x) within 30 days after this Plan becomes effective as to him and (y) on or before the date specified by the Committee with respect to any Plan Year commencing after the termination of such 30-day period, by written notice to the Plan Administrator on a form provided by the Plan Administrator, direct the International Employer of the Participant:

        (a) to reduce (in accordance with rules established by the Committee) the Participant's Base Compensation (determined without regard to the provisions of this Section) for the balance of the Plan Year in which the Plan becomes effective as to him (but only Base Compensation payable for periods of service commencing after the Participant so directs) or for any following Plan Year by a specified amount per month (the "Basic Participant Contribution"), provided that the aggregate amount of the Participant's Basic Participant Contributions in each Plan Year shall be not less than the Minimum Participant Contribution and not greater than the Maximum Basic Participant Contribution;

         (b) to reduce the Participant's Base Compensation by an additional specified amount per month (to the extent permitted by the Committee from time to time and in accordance with rules established by the Committee) for the balance of the Plan Year in which the Plan becomes effective as to him (but only Base Compensation payable for periods of service commencing after the Participant so directs) or for any following Plan Year (the "Additional Participant Contributions");

         (c) to convert to Dollars, at the Exchange Rate, the amount by which the Participant's Base Compensation is reduced under Sections 4.1(a) and (b) from the currency in which such Base Compensation is regularly paid to the Participant; and

         (d) to credit such amount denominated in Dollars to the Participant's Account described in Section 4.3 promptly after the time at which such amount would otherwise have been paid to such Participant.

         SECTION 4.2.  EFFECT AND DURATION OF DIRECTION PURSUANT TO SECTION 4.1.

         (a) Any direction by a Participant to have his Base Compensation reduced in accordance with Section 4.1 shall be effective with respect to the Base Compensation otherwise payable to the Participant during the period to which the direction relates, and the Participant shall not be eligible to receive such Base Compensation. Instead, the amounts of such Base Compensation subject to such direction shall be credited to the Participant's Account as provided in Section 4.3. A Participant's direction under Section 4.1 may be changed once during a Plan Year at any time upon written notice by the Participant to the Plan Administrator on a form provided by the Plan Administrator (but only with respect to Base Compensation payable for periods commencing after the Participant so notifies the Plan Administrator). Any direction made in accordance with Section 4.1 or superseding direction made under this Section 4.2(a) shall remain in effect only until the last day of the Plan Year with respect to which it is made. Each Participant shall make a new direction in accordance with Section 4.1 on or before the date specified by the Committee with respect to any subsequent Plan Year in order to be eligible to make Participant Contributions and have Matching Contributions and Additional Employer Contributions, if any, credited to his Account in such Plan Year.

         (b) Notwithstanding the foregoing, a Participant's direction to have his Base Compensation reduced pursuant to Section 4.1 may be terminated during a Plan Year at any time upon written notice by the Participant to the Plan Administrator (but only with respect to Base Compensation payable for periods of service commencing after the Participant so notifies the Plan Administrator). A Participant who so elects to terminate Participant Contributions during a Plan Year shall not be eligible to recommence such Participant Contributions until the earlier of (1) the expiration of three months after the time at which such termination becomes effective or (2) the first day of the following Plan Year, upon making a timely direction in accordance with Section 4.1.

         (c) A Participant's direction pursuant to Section 4.1 and the Participant's active participation in the Plan shall automatically terminate on (1) the date the Participant ceases employment with the International Employer that designated him as a Participant in the Plan unless the Committee, in its sole discretion, determines that the Participant's continued active participation in the Plan is viable and appropriate under the existing direction pursuant to Section 4.1 to such International Employer, or (2) the date the Plan is terminated pursuant to Article IX.

         SECTION 4.3. PARTICIPANTS' ACCOUNTS. The Plan Administrator shall establish and maintain on its books, or cause the Trustee to establish and maintain on the Trustee's books, an Account for each Participant. Each Account shall be denominated in Dollars (except as otherwise provided in Sections 6.2 and 6.3) and shall contain the following entries:

         (a) Credits for the amount of Participant Contributions credited to the Participant's Account pursuant to Section 4.1 from time to time;

         (b) Subject to Section 4.4, credits (hereinafter referred to as "Matching Contributions") contributed by the International Employer of the Participant and equal to 100% of the amount of the Basic Participant Contributions credited to the Participant's Account, which Matching Contributions shall be credited to the Participant's Account at the same time as the underlying Basic Participant Contributions are credited thereto;

         (c) To the extent specified by an International Employer in writing from time to time, with respect to a particular Participant or group of Participants, credits (hereinafter referred to as "Additional Employer Contributions") contributed by the International Employer of such Participant or group and equal to an amount specified by the International Employer, which shall be credited to such Participant's Account on the date so specified;

         (d) Credits or charges (including income, expenses, gains and losses) equal to the amounts that are attributable to the Participant's Participant Contributions, Matching Contributions and Additional Employer Contributions in the Company Stock Fund and the Cash Account; and

         (e) Charges for (1) any distributions made from the Account pursuant to Article V and (2) if applicable, an amount determined by the Company or the International Employer of the Participant each Plan Year equal to the Company's or such International Employer's aggregate income tax liability resulting from any taxable earnings on the actual investment of contributions hereunder.

The entries provided for in Sections 4.3(d) and 4.3(e) shall continue to be made until the Participant's entire Account has been distributed pursuant to Article V.

         SECTION 4.4. CONDITION TO AVAILABILITY OF MATCHING CONTRIBUTIONS. Each Plan Year each International Employer shall determine whether Matching Contributions will be available during such Plan Year to the Participants employed by such International Employer, and if Matching Contributions will be available, the amount of such Matching Contributions, in each case based upon such criteria as the International Employer, in its sole discretion, may determine.

         SECTION 4.5. CASH BENEFIT. An International Employer may, in its sole discretion, pay directly to a Participant, or a group of Participants, a cash benefit (the "Cash Benefit") in order to offset, in full or in part, the additional tax liability of such Participant or group incurred as a result of the credit of Matching Contributions and/or Additional Employer Contributions, if any, to the Account(s) of such Participant or group under Section 4.3. An International Employer may pay such Cash Benefit, if any, at the time at which the Matching Contributions and/or Additional Employer Contributions, if any, are made to the Participant's or group's Account(s) under Section 4.3, or at any other time the International Employer may deem appropriate, in its sole discretion. No Cash Benefit, if any, shall be credited to a Participant's Account.

                                    ARTICLE V
                          DISTRIBUTION OF PLAN BENEFITS
                          -----------------------------

         SECTION 5.1.      TIME OF DISTRIBUTION.

         (a)      DISTRIBUTIONS TO PARTICIPANTS.

                  (1) A Participant whose employment with his International Employer has terminated, whether by reason of retirement, Disability, mutual agreement with the International Employer or for any other reason, and who is not employed by any other member of the Controlled Group, shall receive, upon termination of his employment, the Vested portion of his Account (including, without limitation, the net amount of any gains credited to Participant Contributions, Matching Contributions and Additional Employer Contributions, if any, in accordance with Section 4.3(d)) and the portion of such Participant's Account that is not Vested on the effective date of the termination of his employment shall be forfeited.

                  (2) A Participant who is assigned to work in the United States or whose employment is transferred to another member of the Controlled Group by mutual agreement, in either case under circumstances making his continued participation in this Plan not viable or appropriate, as determined by the Committee, in its sole discretion, shall receive, effective as of the time of his assignment to the United States or transfer to another member of the Controlled Group, respectively, the Vested portion of his Account (including, without limitation, the net amount of any gains credited to Participant Contributions, Matching Contributions and Additional Employer Contributions, if any, in accordance with Section 4.3(d)).

                  (3) A Participant shall be entitled to receive, upon notice to the Plan Administrator, all or any part of the Vested portion of his Account (including, without limitation, the net amount of any gains credited to Participant Contributions, Matching Contributions and Additional Employer Contributions, if any, in accordance with Section 4.3(d)), without forfeiting any portion of his Account that is then not Vested. Notwithstanding the immediately preceding sentence, a Participant shall not be entitled to receive more than two distributions under this Section 5.1(a)(3) in any Plan Year and the Committee may limit the times during which Participants may receive such distributions to one or more periods during the Plan Year, the length and timing of which shall be determined by the Committee, in its sole discretion.

         (b) DISTRIBUTIONS TO BENEFICIARIES. The Beneficiary of a deceased Participant shall be entitled to receive the Vested portion of the Account of the Participant upon the death of the Participant.

         (c) PAYMENT DATE. Subject to the restrictions contained in Section 5.2(a), the Vested portion of a Participant's Account shall be distributed to the Participant or Beneficiary entitled thereto pursuant to Section 5.1(a) or (b) promptly following:

                  (1) the date on which the Beneficiary becomes entitled to such distribution, in the case of a distribution to a Beneficiary;

                  (2) the effective date of the termination of the Participant's employment, in the case of a distribution under Section 5.1(a)(1);

                  (3) the determination by the Committee, in its sole discretion, that a Participant's continued participation in the Plan is not viable or appropriate, in the case of a distribution under
                           Section 5.1(a)(2); or

                  (4) the date on which the Participant gives notice to the Plan Administrator with respect to the distribution (except that such a distribution may be made only during a period specified by the Committee, if the Committee has so limited the times during which Participants may receive such distributions), in the case of a distribution under Section 5.1(a)(3).

         (d) DISPOSITION OF FORFEITURES. The portion of any Participant's Account that is forfeited under this Plan shall be applied toward the satisfaction of the obligations

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                  under this Plan of the International Employer who employed the
                  Participant at the time of such forfeiture. If such International Employer ceases to have any Associates who are Participants before the time at which the total amount of such forfeiture is so applied, the remaining amount of such forfeiture shall be applied toward the satisfaction of the obligations under this Plan of the other International Employers who then have Associates who are Participants in such proportion as the Committee may determine, in its sole discretion.

         SECTION 5.2.      FORM OF DISTRIBUTIONS.

         (a) Distributions under the Plan may be made in the form of cash in the currency in which the Participant's Base Compensation is paid or in Common Stock, or any combination thereof, as elected by the Participant or Beneficiary at the time of distribution. Unless otherwise determined by the Company, all certificates representing Common Stock being distributed shall bear an appropriate legend indicating that such shares have not been registered under the Act or any other securities law and may not be resold except pursuant to an exemption therefrom, together with such other legend or legends as may be necessary or advisable under laws applicable to the International Employer, the Participant or the Beneficiary.

         (b) Each distribution shall be made to the Participant or his Beneficiary in the form of a single lump sum payment or transfer of Common Stock, or both, as applicable.

         SECTION 5.3.      VALUATION; EXCHANGE.

         (a) To the extent that shares of Common Stock held in the Trust for the benefit of the Participant or Beneficiary receiving a distribution under this Article V must be converted into cash in order to make such distribution, the value of such shares of Common Stock shall be the fair market value on the date of such conversion as determined by the Committee, in its sole discretion.

         (b) To the extent that a distribution under this Article V is made in cash, the conversion of such amount from an amount denominated in Dollars to an amount denominated in the currency in which the Participant's Base Compensation is paid shall be made at the Exchange Rate.

         (c) Any necessary valuation of Common Stock under Section 5.3(a) in connection with a distribution shall be made before an exchange conversion under Section 5.3(b) is made with respect to such distribution.

                                   ARTICLE VI
                             INVESTMENT OF ACCOUNTS
                             ----------------------

         SECTION 6.1.      COMPANY STOCK FUND.

         (a) All Participant Contributions, Matching Contributions and Additional Employer Contributions, if any, shall be invested in the Company Stock Fund, except for any temporary cash investments necessary or appropriate for the administration of the Plan. The Company Stock Fund shall consist solely of Common Stock.

         (b) All dividends on Common Stock held in the Company Stock Fund shall be reinvested in additional Common Stock regardless of whether such dividends are paid on Common Stock that is attributable to the Vested portion of a Participant's Account or the portion of a Participant's Account that is not Vested.

         (c) The Trustee shall invest each Participant's Participant Contributions, Matching Contributions, and Additional Employer Contributions, if any, in the Company Stock Fund promptly, but in no event more than 45 days after receipt of such contributions by the Trustee. Such contributions shall be combined with funds from the Accounts of other Participants to purchase Common Stock on the open market.

         SECTION 6.2. CASH ACCOUNT. The Trustee shall hold all amounts under the Trust not invested in the Company Stock Fund in a cash account (the "Cash Account"), which may be an interest-bearing account or an account that does not bear interest, as determined by the Committee, in its sole discretion. To the extent the Trustee receives contributions or makes distributions from the Trust in a currency other than Dollars, the Trustee shall maintain a separate subaccount within the Cash Account for funds denominated in Dollars and for each other currency in which funds held within the Cash Account are denominated and shall hold funds in the subaccount for cash of the currency in which such funds are denominated.

         SECTION 6.3. CURRENCY EXCHANGE. The Trustee shall convert all Participant Contributions, Matching Contributions and Additional Employer Contributions, if any, that are not denominated in Dollars when received by the Trustee into Dollars at the Exchange Rate promptly, but in no event more than 45 days after receipt of such contributions not denominated in Dollars by the Trustee. The conversion into Dollars of all contributions not denominated in Dollars and the conversion of all distributions into a currency other than Dollars shall be made, in each case, at the Exchange Rate.

                                   ARTICLE VII
                                    THE TRUST
                                   ------------

         SECTION 7.1.      ESTABLISHMENT OF TRUST.

         (a) The Company intends to establish the Trust pursuant to the Trust Agreement with the Trustee pursuant to which all of the Plan Benefits under the Plan are expected to be paid. The Trust shall be maintained outside the United States and the Trustee shall not be a United States entity.

         (b) In the event of conflict between the provisions of the Plan and of the Trust Agreement, the Trust Agreement shall prevail, except that no provision of the Trust Agreement shall cause any provision of the Plan to be construed in accordance with the laws of any jurisdiction other than the State of Ohio, USA. By execution of a Participation Agreement in accordance with Section 8.4, each International Employer agrees to be bound by the terms of the Trust Agreement and to fulfill its obligations as an International Employer thereunder. Each International Employer shall file with the Trustee the Participation Agreement executed by such International Employer and the form of election form used by the Associates of such International Employer to elect participation in the Plan.

         SECTION 7.2.      OBLIGATION TO FUND THE TRUST.

         (a) Upon the establishment of the Trust, each International Employer, with respect to the Participants employed by such International Employer, shall (1) cause Participant Contributions, Matching Contributions and Additional Employer Contributions to be deposited in the Trust promptly after the time at which the Participant Contributions would otherwise have been paid to Participants if no direction under Section
                  4.1 were made, and (2) make, or cause to be made, any adjustments necessary to reflect the credits or charges described in Section 4.3(d) promptly after such credits or charges accrue.

         (b) Subject to the provisions of this Section and the Trust Agreement, all contributions to the Trust shall be irrevocable and neither the Company nor any International Employer shall have the right or power to direct the Trustee to return to any International Employer, or to divert to others, any of the assets of the Trust allocable to the Account of any Participant until after satisfaction of all liabilities under the Plan to all Participants and their Beneficiaries. After satisfaction of all such liabilities, any excess assets remaining in the Trust shall revert to each International Employer in proportion to the contributions made to the Trust by such International Employer and the Participants employed by it.

                  Notwithstanding the foregoing, upon the request of the Company or an International Employer, the Trustee shall distribute to the Company or such International Employer from the Trust an amount equal to the Company's or such International Employer's aggregate income tax liability resulting from any taxable earnings on Trust assets.

                  SECTION 7.3. EFFECT OF PAYMENTS TO TRUST. Each International Employer's sole obligation with respect to payment of the Plan Benefit is the deposit by the International Employers, in accordance with Section 7.2, of Participant Contributions, Matching Contributions and Additional Employer Contributions, if any, in the Trust. All Plan Benefits shall be paid from the Trust and neither the Company nor any International Employer shall be responsible for the payment of Plan Benefits other than as indicated in the immediately preceding sentence. No liability for the payment of benefits under the Plan shall be imposed upon any officer, director, Associate, employee or stockholder of the Company or any International Employer.


                                  ARTICLE VIII
                                  MISCELLANEOUS
                                  -------------

         SECTION 8.1.      VOTING OF COMMON STOCK; TENDER OFFERS.

         (a) VOTING OF COMMON STOCK. Each Participant shall have the authority to direct the exercise of voting rights as to whole shares of Common Stock held for the benefit of the Participant (whether part of the Vested portion of the Participant's Account or otherwise) in the Trust as of the most current Valuation Date available preceding the record date for the shareholders' meeting. Except as otherwise may be determined by the Company with respect to any group of Participants, the Company shall furnish the Company's Annual Report, Notice of Annual Meeting, Proxy Statement, Proxy Card and other shareholder information to each Participant and shall solicit each Participant's vote. The Company reserves the option to retain the Trustee, the Plan Administrator or other agent to perform these services. All other shares of Common Stock held in the Trust, including shares not voted by Participants or not yet allocated to Participants, shall be voted by the Trustee in the same ratio for the election of directors and for or against each issue as the applicable votes directed by Participants with respect to whole shares of Common Stock.

         (b)      TENDER OFFERS.

                  (1) In the event a tender offer (as determined by the Board of Directors of the Company) for shares of Common Stock is commenced, then, notwithstanding any other provision of the Plan or the Trust Agreement, each Participant and each Beneficiary who has succeeded to the interest of a Participant ("Affected Participants and Beneficiaries") shall, in accordance with the following provisions of this Section 8.1(b), have the right to decide if Common Stock held for his benefit in the Trust shall be tendered.

                  (2) In the event of a tender offer described in Section 8.1(b)(1) (a "Tender Offer"), the Company shall cause to be sent to each Affected Participant and Beneficiary who at any time during the effective period of the tender offer has any Common Stock held for his benefit in the Trust all information pertinent to the Tender Offer, including all the terms and conditions thereof, together with written material pursuant to which the Affected Participant and Beneficiary may direct the Trustee to tender or sell pursuant to the Tender Offer all or part of the Common Stock held for his benefit in the Trust. Affected Participants and Beneficiaries also shall have the right, to the extent the terms of the Tender Offer so permit, to direct the withdrawal of such shares from the tender. The Trustee shall tender or sell only those shares of Common Stock as to which valid and timely directions to tender or sell are received and not validly and timely revoked, and all other shares of Common Stock held under the Trust shall continue to be held by the Trustee. If in the course of a Tender Offer an issue shall arise on which Affected Participants and Beneficiaries are required to have an opportunity to alter their directions, the Company shall solicit the directions of such Affected Participants and Beneficiaries with respect to each such issue and act in response to such direction. The Trustee shall adopt a deadline, after which directions to tender (or to withdraw from tender) Common Stock will not be accepted, sufficiently in advance of any applicable deadline under the terms of the Tender Offer to allow the Trustee to implement directions received from Affected Participants and Beneficiaries.

                  (3) To the extent that a Tender Offer is for cash, proceeds from the sale of any shares of Common Stock pursuant to such Tender Offer shall be held by the Trustee in the Cash Account. To the extent that a Tender Offer is for property other than cash, property received by the Trustee from the sale of any shares of Common Stock pursuant to such Tender Offer shall be held by the Trustee in a general investment fund established by the Trustee upon the receipt of any such property.

         SECTION 8.2. NONTRANSFERABILITY. No right or interest of a Participant or his Beneficiary under this Plan or the Trust shall be transferred, anticipated, assigned (either at law or in equity) or alienated by the Participant or his Beneficiary, nor shall any such right or interest be subject to attachment, garnishment, levy, execution or other legal or equitable process or in any manner be liable for or subject to the debts of any Participant or Beneficiary.

         SECTION 8.3. EMPLOYMENT RIGHTS. Under no circumstances shall the Plan be construed to grant any Associate an employment contract of fixed duration, and employment rights shall not be enlarged or affected hereby. To the extent consistent with applicable law, the

International Employers shall continue to have the right to discharge or retire a Participant, with or without cause. Under no circumstances shall the Plan be construed to create any employment relationship between an Associate and the Company or between an Associate and any International Employer that does not otherwise exist.

         SECTION 8.4.      ADOPTION OF PLAN BY INTERNATIONAL EMPLOYERS.

         (a) Any member of the Controlled Group that has Associates whose principal place of employment is outside of the United States may become an International Employer hereunder with the written consent of the Company if it executes a "Participation Agreement" evidencing its adoption of the Plan and designation of all or certain of its Associates in a particular country as Plan Participants and files a copy thereof with the Company. Such Participation Agreement shall be subject to such terms and conditions as the Company requires or approves and shall be subject to amendment from time to time by the Company and the International Employer, without the consent of any Associate, Participant or Beneficiary. In addition, with the consent of the Company, such Participation Agreement may contain specific provisions that apply to all or certain of the Associates of the particular International Employer in a particular country and, to the extent such provisions are supplemental or contrary to the provisions contained in the Plan, the provisions contained in the Participation Agreement shall control with respect to the specified Associates of that International Employer. An International Employer that ceases to exist or ceases to be a member of the Controlled Group shall automatically cease to be a participating International Employer hereunder.

         (b) Each Participation Agreement shall specify, with respect to the Associates covered by such Participation Agreement, (1) the country in which such Associates reside and work, (2) when the Plan becomes effective with respect to such Associates,
                  (3) the Minimum Participant Contribution, (4) the Maximum Basic Participant Contribution, and (5) such other provisions as the Company and the International Employer may require.

         (c) Each Participation Agreement may specify, among other matters, with respect to the Associates covered by such Participation Agreement, (1) eligibility requirements of Participants, if different from those otherwise specified in Section 3.1, (2) when a Participant shall become Vested in any portion of his Account, if different from the time when the Participant would otherwise become Vested under the Plan, (3) an alternative method under which Participants may or shall make Participant Contributions, if different from the method otherwise specified in Section 4.1, (4) whether Matching Contributions shall be greater than 100% of the Basic Participant Contributions, (5) the designation of the Plan Administrator, if other than the Plan Administrator appointed by the Committee generally under this Plan, (6) the period that constitutes the Plan Year, if different than the period otherwise specified by the Plan, (7) the applicability of Sections 8.1(a) and (b), and (8) such other provisions as the Company and the International Employer may require.

         SECTION 8.5.      ADMINISTRATION OF PLAN.

         (a) This Plan shall be administered by an international committee composed of not less than 3 individuals appointed by the Company. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present (in person or by other means of interactive communication) at any meeting of the Committee at which a quorum is so present, or acts approved by a majority of the Committee in writing, shall be the acts of the Committee. The Committee may establish, in its sole discretion, other rules regulating its meetings and operations. All meetings of the Committee shall be outside the United States and the Committee shall be headquartered outside the United States.

         (b) The Committee shall be responsible for the general administration of the Plan and for carrying out the provisions hereof. The Committee shall have all powers necessary (1) to interpret where necessary, in its reasonable and good faith judgment, the provisions of the Plan, (2) to make findings of fact, (3) to adopt, amend and rescind rules and regulations for the administration of the Plan, and (4) except as otherwise provided in the Plan, to determine the rights and status of Participants and Beneficiaries hereunder (including, without limitation, the amount of any Plan Benefit or Cash Benefit to which a Participant or Beneficiary may be entitled under the Plan). All such actions of the Committee shall be conclusive and binding upon all Participants and Beneficiaries.

         (c) The Committee shall appoint a Plan Administrator, which shall provide day-to-day processing, record keeping and communications services for the benefit of Participants and perform the other functions of the Plan Administrator specified in this Plan.

         (d) The Committee may retain auditors, accountants, actuaries and legal counsel and such other persons as it deems appropriate in connection with administering the Plan. The Committee and/or employees of any member of the Controlled Group may act in any such capacity except that of auditor or actuary, and any such auditors, accountants, actuaries and legal counsel may be persons acting in a similar capacity for any member of the Controlled Group. To the extent permitted by law, the opinion of any such auditor, accountant, actuary or legal counsel shall be full and complete authority and protection, in respect of any action taken, suffered or omitted by the Committee in good faith and in accordance with such opinion.

         (e) The Committee may, from time to time, delegate all or part of the administrative powers, duties and authorities delegated to it under this Plan to the Trustee, the

                  Plan Administrator or such other person or persons, office or committee as it may select.

         (f) The Company and the International Employers shall indemnify each member of the Committee and each officer and employee of any member of the Controlled Group involved in administering the Plan against any liabilities or expenses, including attorneys' fees, reasonably incurred by him in connection with any actual or threatened legal action to which he might become a party by reason of the Plan, except to the extent that he shall be adjudged in such action to be liable for gross negligence or willful misconduct in the performance of his duties.

         SECTION 8.6. CLAIMS PROCEDURE. Whenever there is denied, whether in whole or in part, a claim for benefits under the Plan filed by any person (herein referred to as the "Claimant"), the Plan Administrator shall transmit a written notice of such decision to the Claimant, which notice shall be written in a manner calculated to be understood by the Claimant and shall contain a statement of the specific reasons for the denial of the claim and advise the Claimant that, within 60 days of the date on which he receives such notice, he may obtain review of such decision in accordance with the procedures hereinafter set forth. Within such 60-day period, the Claimant or his authorized representative may request that the claim denial be reviewed by filing with the Committee a written request for such review, which request shall contain the following information:

         (a) the specific portions of the denial of his claim that the Claimant requests the Committee to review;

         (b) a statement by the Claimant setting forth the basis upon which he believes the Committee should reverse the previous denial of his claim for benefits and accept his claim as made; and

         (c) any written material (offered as exhibits) that the Claimant desires the Committee to examine in its consideration of his position as stated pursuant to Section 8.6(b).

Within 60 days of the date the Claimant files the written request for review, the Committee shall conduct a full and fair review of the decision denying the Claimant's claim for benefits. Within 60 days of the date of such review, the Committee shall render its written decision on review. Such decision shall be written in a manner calculated to be understood by the Claimant, specifying the reasons and Plan provisions upon which its decision was based.

         SECTION 8.7. EFFECT ON OTHER BENEFITS. Benefits payable to or with respect to a Participant under any other plan sponsored by the Company, any International Employer or any Controlled Group member, if any, are in addition to those provided under this Plan unless such other plan clearly provides otherwise. Except as otherwise required by applicable law or as specifically provided by any plan or arrangement described in this Section, (a) the benefits payable to or with respect to a Participant under this Plan shall not be taken into account in determining a Participant's wages, salary or other compensation for purposes of any other plan or arrangement sponsored by the Company, any International Employer or any Controlled Group member, if any; and (b) the benefits payable to or with respect to a Participant under this Plan shall not be treated as wages, salary or compensation or otherwise be taken into account in determining a Participant's severance pay, termination indemnity or other benefits payable upon termination, if any.

         SECTION 8.8. PAYMENT TO GUARDIAN. If a benefit payable hereunder is payable to a minor, to a person declared incompetent or to a person incapable of handling the disposition of his property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Plan Administrator may require such proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company and the International Employers from all liability with respect to such benefit.

         SECTION 8.9. INFORMATION ABOUT PARTICIPANTS. A Participant's participation in the Plan shall be deemed to constitute the Participant's agreement that any information about the Participant, including without limitation the Participant's salary, income or other compensation or employment benefits, may be disclosed to the Committee, the Plan Administrator, the Company, the Trustee or any other person for any appropriate purpose in connection with the administration or operation of the Plan.

         SECTION 8.10. STATEMENT OF ACCOUNTS. The Plan Administrator shall deliver to each Participant a written statement of his Account not less frequently than annually at such time or times as the Committee, in its sole discretion, may determine.

         SECTION 8.11. EXPENSES. Subject to Section 4.3(e) and the Trust Agreement, the costs and expenses incurred in connection with the administration of the Plan and Trust shall be paid by the International Employers. Each International Employer shall be responsible for paying such costs and expenses in proportion to the number of Participants employed by such International Employer, as determined by the Committee. Such costs and expenses shall include, but not be limited to, expenses incurred in the functioning of the Committee, fees of accountants, actuaries, counsel and other specialists, and any other costs of administering the Plan and Trust.

         SECTION 8.12. OFFERING AND OTHER RESTRICTIONS ON PLAN INTERESTS. All offers and sales of Plan Interests shall be made only (a) in accordance with the provisions of Rule 903 or Rule 904 promulgated under the Act, (b) pursuant to registration of the Plan Interests under the Act, or (c) pursuant to an available exemption from the registration requirements of the Act. No Plan Interests shall be transferred and if such a transfer is attempted it shall be null and void and of no effect.

                                   ARTICLE IX
                            AMENDMENT AND TERMINATION
                            -------------------------

         SECTION 9.1. COMPANY'S DISCRETION IN OFFERING PLAN BENEFIT. The Company has voluntarily offered this Plan, and the Plan Benefit for which it provides, to International Employers and certain of their Associates. The Company may, in its sole discretion, without the consent of any International Employer or any Associate, Participant, Beneficiary or any other person, offer or decline to offer the Plan Benefit, the Cash Benefit and/or the Plan to any or all Participants in any year.

         SECTION 9.2. AMENDMENT. The Company reserves the right to amend, at any time, any or all of the provisions of the Plan for any or all International Employers, Associates or Participants, without the consent of any International Employer or any Associate, Participant, Beneficiary or any other person. Any such amendment shall be expressed in an instrument executed by the Company and shall become effective as of the date designated in such instrument or, if no such date is specified, on the date of its execution. Any such amendment may alter the terms of any Participation Agreement.

         SECTION 9.3.      TERMINATION.

         (a) The Company reserves the right to terminate the Plan at any time, in its sole discretion, for any or all International Employers, Associates or Participants, without the consent of any International Employer or any Associate, Participant, Beneficiary or any other person. Such termination shall be expressed in an instrument executed by the Company and shall become effective as of the date designated in such instrument, or if no date is specified, on the date of its execution. Any International Employer that has adopted the Plan with respect to a particular country may, with the written consent of the Company, elect separately to withdraw from the Plan with respect to all or a specified group of its Associates, and such withdrawal shall constitute a termination of the Plan as to it with respect to such Associates, but it shall continue to be a participating International Employer for the purposes hereof as to Participants or Beneficiaries to whom it owes obligations hereunder. Any such withdrawal and termination shall be expressed in an instrument executed by the terminating International Employer and shall become effective as of the date designated in such instrument or, if no date is specified, on the date of its execution.

         (b) Upon any termination of the Plan, each affected Participant's Plan Benefit shall be 100% Vested and shall be distributed to him (or his Beneficiary) at the time and as otherwise provided in Article V, unless the International Employers or the Committee decide, in their sole discretion, to make payment of the Plan Benefits, or to cause such Plan Benefits to be paid, to the affected Participants at some earlier time.

         SECTION 9.4. LIMITATIONS ON AMENDMENT AND TERMINATION. Notwithstanding the foregoing provisions of this Article, no amendment or termination of the Plan shall, without the consent of the Participant (or, in the case of his death, his Beneficiary), adversely affect the amount of the Vested Plan Benefit under the Plan of any Participant or Beneficiary at the time of such amendment or termination of the Plan.

         IN WITNESS WHEREOF, The Timken Company has executed this International Stock Ownership Plan this _____ day of _________________, 199__.


                                            THE TIMKEN COMPANY


                                            By:_______________________

                                            Title:


                                            And:______________________

                                            Title:

                                  ELECTION FORM
                                       FOR
                               THE TIMKEN COMPANY
                       INTERNATIONAL STOCK OWNERSHIP PLAN
                       ----------------------------------


I elect to participate in The Timken Company International Stock Ownership Plan (the "Plan") as adopted by my employer, ______________ (my "International Employer"), for its Associates in _______________, on the terms and subject to the conditions described in this election form. I understand that capitalized terms used in this election form and not otherwise defined in this election form have the meanings stated in the Plan.

I. DEFERRAL ELECTION. I understand that these elections will remain in effect until February 2_, ____ unless they are modified or terminated by me before that time, in accordance with the terms of the Plan.

         A.       BASIC PARTICIPANT CONTRIBUTIONS (MATCHED).

                  Pursuant to the terms of the Plan, I hereby elect to participate in the Plan effective ________ __, ____, and direct my International Employer to reduce my Base Compensation by _______ (insert amount) per month, to convert such amount to Dollars and to credit such amount denominated in Dollars to my Account under the Plan.

         B.       ADDITIONAL PARTICIPANT CONTRIBUTIONS (UNMATCHED).

                  Pursuant to the terms of the Plan, I hereby direct my International Employer to reduce my Base Compensation by an additional _______ (insert amount) per month, to convert such amount to Dollars and to credit such amount denominated in Dollars to my Account under the Plan.

II. BENEFICIARY DESIGNATION. I hereby designate the person(s) indicated below as my Beneficiary(ies) under the Plan to receive any portion of my Vested Plan Benefit that remains unpaid at my death (Attach other forms if necessary). I understand that this Beneficiary designation is subject to applicable law and that, in the even of a conflict between this Beneficiary designation and applicable law, amounts will be paid as required by applicable law. I further understand that each Beneficiary must be a living person and may not be resident in the United States.

PRIMARY BENEFICIARY(IES):

Name: _______________________________________________

Relationship:________________________________________

Percentage of Account:_______________________________

Name:________________________________________________

Relationship:________________________________________

Percentage of Account: ______________________________


CONTINGENT BENEFICIARY(IES): (Will receive payment only in the event of the death or disqualification of all primary Beneficiaries unless designation specifically provides to the contrary).

Name: ______________________________________________

Relationship:_______________________________________

Percentage of Account:______________________________

Name:_______________________________________________

Relationship:_______________________________________

Percentage of Account:______________________________

III. CERTIFICATION. I certify that I am outside of the United States at the time of making the elections under this form and that I was outside of the United States at the time I received the materials offering participation in the Plan to me. I further certify that I am not resident in the United States and am participating in the Plan for my own account and not for the account or benefit of any other person, other than my Beneficiary(ies) designated above, none of whom is resident in the United States.

IV. ACKNOWLEDGMENT. I understand that my participation in the Plan is subject to the terms and conditions contained in the Plan. Accordingly, I understand that:

         (i) I may terminate the compensation reduction elections in Part I of this Form during a Plan Year at any time and that I will not be permitted to recommence Participant Contributions (and will not be eligible to have Matching Contributions or Additional Employer Contributions, if any, credited to my Account) after such a termination until the earlier of

                  (a) the expiration of three months after the time at which such termination becomes effective or

                  (b)      the first day of the following Plan Year;

         (ii) this election form will remain in effect only for the Plan Year to which it relates and I must make a new election on or before the date specified by the Committee in order to make Participant Contributions (and to be eligible to have Matching Contributions and Additional Employer Contributions, if any, credited to my Account) in any subsequent Plan Year;

         (iii) I may change my Participant Contribution election only once each Plan Year; and

         (iv) I may change a beneficiary designation at any time by filing a subsequent designation with the Plan Administrator.

I further understand that my participation in the Plan will be deemed to constitute my agreement that any information about me, including without limitation my salary, income or other compensation or employment benefits, may be disclosed to the Committee, the Plan Administrator, the Company, the Trustee or any other person for any appropriate purpose in connection with the administration or operation of the Plan.

I further understand that my Account will be denominated in Dollars and that I bear the risk of currency fluctuations in connection with the exchange of contributions into my Account from the currency in which my Base Compensation is paid into Dollars and in connection with the exchange of distributions from my Account from Dollars into the currency in which my Base Compensation is paid.

I further understand that the certificates representing any shares of stock of the Company distributed to me pursuant to the Plan will, unless otherwise determined by the Company, bear an appropriate legend indicating that such shares have not been registered under the United States Securities Act of 1933 or any other securities law and may not be resold except pursuant to an exemption therefrom, together with such other legend or legends as may be necessary or advisable under laws applicable to my International Employer, me or my Beneficiary(ies).

I FURTHER UNDERSTAND THAT MY PARTICIPATION INTEREST IN THE PLAN MAY NOT BE SOLD OR OTHERWISE TRANSFERRED AND AGREE NOT TO SELL OR OTHERWISE TRANSFER SUCH PARTICIPATION INTEREST.


--------------                              -------------------------------
Date                                         Signature of Associate

                             PARTICIPATION AGREEMENT
                                      UNDER
                               THE TIMKEN COMPANY
                       INTERNATIONAL STOCK OWNERSHIP PLAN


                  The undersigned, (the "International Employer"), hereby adopts, effective as of __________ __, ____, The Timken Company International Stock Ownership Plan (the "Plan"), in accordance with Section 8.4 of the Plan, for the benefit of each Associate of the International Employer who is eligible under the Plan to participate in the Plan and who resides and works in
___________________.

                  1. DEFINITIONS. Capitalized terms used in this Participation Agreement and not otherwise defined in this Participation Agreement shall have the meanings stated in the Plan.

                  2. COUNTRY COVERED BY THIS PARTICIPATION AGREEMENT. This Participation Agreement relates only to, and is effective only with respect to, the Associates of the International Employer who reside and work in ____________ and who are eligible under the Plan to participate in the Plan (the "Local Associates").

                  3. EFFECTIVE DATE. The effective date of the Plan with respect to the Local Associates is _________ __, ____.

                  4. MINIMUM PARTICIPANT CONTRIBUTION. The Minimum Participant Contribution that a Participant who is covered by this Participation Agreement (a "Local Participant") may make under the Plan per Plan Year shall be [10 Dollars][specify equivalent amount in local currency]. If a Participant participates in the Plan during any Plan Year for less than the entire Plan Year, such Participant's Minimum Participant Contribution for such Plan Year shall be prorated based on the ratio of (a) the portion of such Plan Year during which the Participant participates to (b) the entire Plan Year.

                  5. MAXIMUM BASIC PARTICIPANT CONTRIBUTION. The Maximum Basic Participant Contribution that a Local Participant may make under the Plan in a given Plan Year shall be the lesser of:

                   (a) an amount equal to that percentage of the Local Participant's Base Compensation for such Plan Year determined by the International Employer, in its sole discretion, to be the maximum percentage of Base Compensation that a Local Participant may contribute as Basic Participant Contributions in such Plan Year; and

                   (b) [4,500 Dollars][specify equivalent amount in local currency].

                  6. GOVERNING LAW. This Participation Agreement and the Plan shall be governed exclusively by and interpreted exclusively in accordance with the internal substantive laws of the State of Ohio, USA, without giving effect to its principles of conflict of laws. Any legal action or proceeding with respect to or arising out of (a) this Participation Agreement, (b) the Plan or (c) any claim or benefit under the Plan or this Participation Agreement shall be brought and litigated only in a United States federal or state court sitting in the State of Ohio, USA, and the International Employer and the Company hereby irrevocably and unconditionally submit to the jurisdiction of each such court.

                  7. [OTHER PROVISIONS.] [SEE SECTION 8.4(C) FOR A LIST OF OTHER POTENTIAL PROVISIONS.]


         IN WITNESS WHEREOF, the undersigned International Employer has executed this Participation Agreement this _____ day of _________________, ____.


                                       [INTERNATIONAL EMPLOYER]

                                       By:
                                          -------------------------------------
                                       Title:


                  The terms of this Participation Agreement are hereby approved by The Timken Company.

                                       THE TIMKEN COMPANY

                                       By:
                                          -------------------------------------
                                       Title: